Exhibit 99.1

Pinterest Q2 2019 Letter to Shareholders
August 1, 2019

Q219 Highlights

•
Q2 revenue grew 62% year-over-year, continuing the momentum we have seen over the past several quarters as more advertisers recognize the power of our platform to reach consumers. Our year-over-year growth was also positively impacted by the later timing of Easter vs. in 2018.

•
Our GAAP net loss of $1.16 billion was impacted by RSU expense recorded in connection with our initial public offering. This quarter included a one-time RSU catch-up charge for all prior periods as a result of the company meeting the performance vesting condition tied to the IPO for all historical RSUs. Our Adjusted EBITDA was $(26) million, as EBITDA margin expanded by 10 percentage points year-over-year.

•
Our Monthly Active Users (MAUs) hit 300 million during Q2, and we continued to focus on improving Pinners’ experience to drive future user growth and engagement. During the quarter, we made Pinterest more personal by improving search recommendations, and we also made Pinterest more useful by adding more video content and shoppable products.

•
Helping businesses succeed continues to be a priority at Pinterest. In Q2, we made progress on a number of fronts, including the internationalization of our ads business, simplifying our ad systems for smaller businesses and improving advertisers’ ability to measure the effectiveness of their ad spend.

Q219 Business Highlights

Pinner Experience
We are making Pinterest more personal. During Q2, we launched and expanded products that recommend personalized searches. Personalized search suggestions can be accessed in our home feed, as well as in the search bar. These search suggestions now reach more than one-third of our users, a percentage that we expect to grow over time.
We are also enhancing the utility of Pinterest by bringing more video onto the platform. Many of the things people use Pinterest to discover and learn — e.g., exercise routines, crafts, travel destinations, recipes — are better as video than as static images. Users re-pin video at a rate 40% greater than static content, and video views during Q2 were greater than in all of 2018. In Q2, we introduced a new video uploader that lets businesses and creators seamlessly import their video content into Pinterest. This helps Pinners discover an increasing number of how-to videos related to their interests.
We continue to make Pinterest more shoppable. We’re especially focused on growing the number of products from retailers in our corpus. In Q2, we saw the number of these products increase by 50%, driven by improvements in how we acquire Pin inventory. More inventory leads to better relevance and engagement; the weekly shopping impressions and clicks that we measure grew significantly in Q2. Catalogs Manager — the self-serve interface for collecting full product inventory from retailers and brands that we launched in Q1 — is also showing good momentum, with the number of product feeds ingested increasing over 2.5X since launch. Finally, we’ve made strides on the user interface for Shopping. Pinners who have engaged with a brand can now see a module in their home feed that connects them to a catalog of Pins from that brand. And when a product Pin is clicked, more products from that brand now appear in the close-up so Pinners can browse by retailer, not just by visually similar items.
Pinterest for Business
Our momentum internationalizing our ads business continues. At the end of Q2, we were serving ads to users in 19 countries, up from 13 at the end of Q119. New markets in Q2 include Denmark, Finland, Norway, Portugal, Sweden and Switzerland. We’re particularly encouraged by the traction we’re seeing in Canada, where we began building a sales presence in October 2018. Revenue from large Canadian advertisers more than quadrupled year-over-year in Q2. We’re replicating the approach we took in Canada with the investments we’re currently making in France and Germany.

We’re helping smaller businesses succeed on Pinterest by making it easier to create, buy and deliver ads. In Q2, we launched Mobile Ads Tools, a mobile version of our advertising manager that is steadily increasing mobile signup activation rates. Businesses can also more easily create visual ads with our revamped Pin creation tools, including the ability to choose from pre-set aspect ratios of an image, crop and add text and logos.
We also improved advertisers’ ability to measure campaign performance by integrating the Pinterest Tag with Google Tag Manager and other tag management and e-commerce platforms during Q2. These integrations provide a low-friction way for advertisers to install code that allows them to understand conversion performance as well as use our simpler and automated auction products. They also make the Pinterest Tag more accessible to medium and small businesses. The number of tags added YTD in 2019 is 2X as many as we added in all of 2018.

Q219 Financial Highlights

Q2 revenue grew 62% year-over-year, continuing the strong momentum we have seen over the past several quarters as more advertisers recognize the power of our platform to reach consumers. Our year-over-year growth was also positively impacted by the later timing of Easter this year vs. in 2018. We also achieved a significant milestone as our Monthly Active Users (MAUs) hit 300 million. We remain encouraged by strong trends in U.S. average revenue per user (ARPU) and user growth in international markets. Our GAAP net loss of $1.16 billion was impacted by RSU expense recorded in connection with our initial public offering. This quarter included a one-time RSU catch-up charge for all prior periods as a result of the company meeting the performance vesting condition tied to the IPO for all historical RSUs. Our Adjusted EBITDA was $(26) million, as EBITDA margin expanded by 10 percentage points year-over-year.

Users
MAUs at quarter-end were 300 million, representing growth of 30% year-over-year. This represents an acceleration in user growth, in part due to one-time changes to SEO algorithms and user re-authentication that impacted Q218. International growth drove the majority of global MAU expansion.

By region:

•	U.S. MAUs were 85 million, an increase of 13% year-over-year compared to 75 million in the same period of the previous year.

•	International MAUs were 215 million, an increase of 38% year-over-year in comparison to the 156 million in the same period of the previous year.

Revenue
Total revenue was $261 million, an increase of 62% year-over-year compared to Q218. Our performance was driven by a combination of international and U.S. growth. We continue to grow our revenue from both new and existing advertisers, and we accelerated growth of active advertisers to the highest rate in over two years. Product innovation also drove year-over-year revenue growth, in particular the adoption of optimized conversion objectives and new video ad formats.

By region1:

•
Total U.S. revenue was $238 million, an increase of 55% year-over-year. U.S. revenue growth was largely driven by ARPU expansion and also supported by growth in MAUs. Growth was also driven by small- and medium-sized advertisers as well as by advertisers from emerging verticals and consumer packaged goods. We saw a benefit from the later timing of Easter in 2019 compared to Q218.

•
Total international revenue was $24 million or 9.1% of revenue, an increase of 199% year-over-year and compared to 4.9% of revenue in Q218. International revenue growth was driven by an increase in ARPU and supported by growth in international MAUs.

_______________________
1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

ARPU
Global ARPU was $0.88, compared to $0.69 in Q218. An increase in advertising demand from new and existing advertisers on our platform drove higher ARPU year-over-year in both the U.S. and internationally. This resulted in an increase year-over-year in the number of advertisements served as well as an increase in the price of advertisements, but the impact of the latter was not significant. We remain focused on expanding our advertiser breadth and diversity because doing so helps us serve the most relevant commercial content to our users. It also demonstrates the value of Pinterest’s platform to the widest possible group of advertisers, which we believe will support higher pricing over time. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
By region:

•	U.S. ARPU was $2.80, an increase of 41% year-over-year.

•
International ARPU was $0.11, an increase of 123% year-over-year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.

Expenses
Total costs and expenses were $1.43 billion, including $1.13 billion of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 605% year-over-year due to an increase in SBC following our April 2019 IPO. We believe our SBC-related expense will be significantly lower in future periods because this quarter included the RSU expense for all prior periods as a result of the company meeting the performance vesting condition tied to the IPO for all historical RSUs. Total non-GAAP costs and expenses2 were $293 million, representing 112% of revenue compared to 123% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 48% year-over-year to $293 million, reflecting headcount growth to improve our user experience and core technology while also increasing our sales coverage in the U.S. and internationally. Our non-GAAP expenses also included $19 million of employer taxes related to a release of all vested RSUs upon our IPO that were granted prior to our IPO; we expect this amount will be lower in future periods. Our loss from operations totaled $1.17 billion, or (447)% of revenue, compared to $41 million and (26)% for the same period in 2018. Non-GAAP loss from operations2 was $32 million, or (12)% of revenue, compared to a loss of $37 million, or (23)% for the same period in 2018.
Costs and expenses:

•
Cost of revenue was $105 million or 40% of revenue, up from 36% in the year-ago quarter. The increase as a percent of revenue was due to an increase in SBC following our April 2019 IPO. Non-GAAP cost of revenue was $77 million or 30% of revenue, down from 36% in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher ARPU and overall revenue, partially offset by an increase in absolute hosting costs.

•
Research and development expenses were $802 million, up 1,202% year-over-year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 58% year-over-year to $92 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.

•
Sales and marketing expenses were $297 million, up 356% year-over-year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 46% year-over-year to $95 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs, as well as higher marketing expenses.

•
General and administrative expenses were $224 million, up 1,157% year-over-year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 67% year-over-year to $30 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.

_______________________
2 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

Share-based compensation expense was $1.13 billion in Q219 compared to $4.0 million in Q218. Until our IPO, our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO, resulting in substantial RSU expense in Q219. Because our IPO was completed in April 2019, we did not record any share-based compensation expense for RSUs in periods prior to our IPO in Q219. As of June 30, 2019, we have $762 million of unrecognized share-based compensation expense, which we expect to recognize over a weighted-average period of 3.5 years.
Net loss and Adjusted EBITDA
Net loss was $1.16 billion or (444)% of revenue, compared to a loss of $38 million, or (24)% for the same period in 2018. Non-GAAP net loss2 was $25 million, or (9)% of revenue, compared to a loss of $34 million, or (21)% for the same period in 2018.
Adjusted EBITDA3 was $(26) million, or (10)% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(32) million, or (20)% of revenue. This represents 10 percentage points of margin expansion. The increase in margin was driven by revenue growth outpacing growth in costs and expenses.
Balance sheet and cash flows

•	We ended the quarter with approximately $1.85 billion in cash, cash equivalents, and marketable securities.

•	Net cash used in operating activities for the six months ended June 30, 2019 was $(16) million, a decrease from $(29) million in the same period last year.

_______________________
3 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for income taxes. For more information on this, please see “About non-GAAP financial measures.”

Guidance
For 2019, we expect:

•	Total revenue to be between $1,095 million and $1,115 million, compared to our prior forecast of $1,055 million and $1,080 million.

•	Adjusted EBITDA to be between $(50) million and $(25) million, compared to our prior forecast of $(70) million and $(45) million.*
Note, basic share count at the end of Q2 was 543 million.
We expect revenue to grow 45-48% in 2019 compared to full-year 2018, driven by improving ARPU, particularly in the U.S. We expect to grow users in both the U.S. and international. Consistent with trends in recent years, we expect to grow International users at a faster pace relative to the U.S.
Because of the opportunities ahead of us, we plan to continue to invest to improve the core user experience on Pinterest, including our recommendation engine and computer vision technology. In addition, international expansion is an important area of investment for us this year, particularly in terms of sales coverage. We are also investing in our advertising products, including our self-serve advertising platform and measurement tools, as well as content safety and comprehension. Many of these investments are continuing to scale as we move into the back-half of the year.
Beginning on October 15, 2019, up to 538 million shares of our common stock will be released from the 180-day lock-up entered into in connection with our initial public offering and will be eligible for sale in the public market, subject to applicable securities laws and any applicable quarterly trading restrictions.

*
With respect to projected 2019 Adjusted EBITDA, we are unable to prepare a quantitative reconciliation without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net loss, the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Closing
We will host a Q&A webcast at 2:00pm Pacific time/5:00pm Eastern time today to discuss these results. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, which are available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the attachments is as of August 1, 2019. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net loss exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP loss from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share rather than net loss, net margin, total costs and expenses, loss from operations, net loss and net loss per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
With respect to projected 2019 Adjusted EBITDA, we are unable to prepare a quantitative reconciliation without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net loss, the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "―Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,408,739	$122,509
Marketable securities	442,009	505,304
Accounts receivable, net of allowances of $2,533 and $3,097 as of June 30, 2019 and December 31, 2018, respectively	202,957	221,932
Prepaid expenses and other current assets	52,711	39,607
Total current assets	2,106,416	889,352
Property and equipment, net	84,612	81,512
Operating lease right-of-use assets	153,618	145,203
Goodwill and intangible assets, net	15,364	14,071
Restricted cash	23,315	11,724
Other assets	3,851	10,869
Total assets	$2,387,176	$1,152,731
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30,524	$22,169
Accrued expenses and other current liabilities	109,373	86,258
Total current liabilities	139,897	108,427
Operating lease liabilities	155,847	151,395
Other liabilities	18,192	22,073
Total liabilities	313,936	281,895

Commitments and contingencies

Redeemable convertible preferred stock, $0.00001 par value; no shares authorized, issued or outstanding as of June 30, 2019; 928,676 shares authorized, 308,373 shares issued and outstanding as of December 31, 2018	—	1,465,399

Stockholders’ equity (deficit):
Common stock, $0.00001 par value, no shares authorized, issued or outstanding as of June 30, 2019; 1,932,500 shares authorized, 127,298 shares issued and outstanding as of December 31, 2018	—	1
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 127,017 shares issued and outstanding as of June 30, 2019; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 415,688 shares issued and outstanding as of June 30, 2019; no shares authorized, issued or outstanding as of December 31, 2018 for either class	5	—
Additional paid-in capital	4,118,988	252,212
Accumulated other comprehensive income (loss)	523	(1,421)
Accumulated deficit	(2,046,276)	(845,355)
Total stockholders’ equity (deficit)	2,073,240	(594,563)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$2,387,176	$1,152,731

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2019	2018
Revenue	$261,249	$161,192
Costs and expenses:
Cost of revenue	105,415	57,974
Research and development	801,879	61,604
Sales and marketing	296,919	65,148
General and administrative	224,179	17,834
Total costs and expenses	1,428,392	202,560
Loss from operations	(1,167,143)	(41,368)
Other income (expense), net:
Interest income	8,127	3,187
Interest expense and other income (expense), net	(448)	(214)
Loss before provision for income taxes	(1,159,464)	(38,395)
Provision for income taxes	37	12
Net loss	$(1,159,501)	$(38,407)
Net loss per share attributable to common stockholders, basic and diluted	$(2.62)	$(0.30)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	443,340	127,011

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities
Net loss	$(1,200,921)	$(91,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,203	10,298
Share-based compensation	1,135,293	8,793
Other	(2,713)	1,287
Changes in assets and liabilities:
Accounts receivable	19,615	14,599
Prepaid expenses and other assets	(6,174)	11,303
Operating lease right-of-use assets	14,040	9,063
Accounts payable	7,189	3,286
Accrued expenses and other liabilities	15,310	10,704
Operating lease liabilities	(10,217)	(7,044)
Net cash used in operating activities	(16,375)	(28,827)
Investing activities
Purchases of property and equipment and intangible assets	(11,914)	(13,585)
Purchases of marketable securities	(159,315)	(298,425)
Sales of marketable securities	60,239	42,392
Maturities of marketable securities	166,288	338,028
Net cash provided by investing activities	55,298	68,410
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	1,573,200	—
Proceeds from exercise of stock options, net	702	861
Shares repurchased for tax withholdings on release of restricted stock units	(302,675)	—
Payment of deferred offering costs and other financing activities	(10,103)	—
Net cash provided by financing activities	1,261,124	861
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(17)	(110)
Net increase in cash, cash equivalents, and restricted cash	1,300,030	40,334
Cash, cash equivalents, and restricted cash, beginning of period	135,290	83,969
Cash, cash equivalents, and restricted cash, end of period	$1,435,320	$124,303

Supplemental cash flow information
Accrued property and equipment	$4,618	$4,283
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$23,381	$2,912

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,408,739	$112,472
Restricted cash included in prepaid expenses and other current assets	3,266	851
Restricted cash	23,315	10,980
Total cash, cash equivalents, and restricted cash	$1,435,320	$124,303

Reconciliation of GAAP to non-GAAP financial results
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2019	2018
Share-based compensation by function:
Cost of revenue	$28,157	$20
Research and development	709,996	3,608
Sales and marketing	202,128	352
General and administrative	194,318	(21)
Total share-based compensation	$1,134,599	$3,959

Amortization of acquired intangible assets by function:
Cost of revenue	$141	$185
General and administrative	223	74
Total amortization of acquired intangible assets	$364	$259

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$1,428,392	$202,560
Share-based compensation	(1,134,599)	(3,959)
Amortization of acquired intangible assets	(364)	(259)
Non-GAAP costs and expenses	$293,429	$198,342

Reconciliation of net loss to non-GAAP net loss:
Net loss	$(1,159,501)	$(38,407)
Share-based compensation	1,134,599	3,959
Amortization of acquired intangible assets	364	259
Non-GAAP net loss	$(24,538)	$(34,189)

Weighted-average shares outstanding	443,340	127,011

Net loss per share	$(2.62)	$(0.30)
Non-GAAP net loss per share	$(0.06)	$(0.27)

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, for each of the periods indicated:

	Three Months Ended June 30,
	2019	2018
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(1,159,501)	$(38,407)
Depreciation and amortization	6,507	5,511
Share-based compensation	1,134,599	3,959
Interest income	(8,127)	(3,187)
Interest expense and other (income) expense, net	448	214
Provision for income taxes	37	12
Adjusted EBITDA	$(26,037)	$(31,898)